Exhibit 21.1

Prospective Subsidiaries of the Registrant

Name	Jurisdiction
Alco Realty, Inc.	Delaware
Graph Comm Holdings International, Inc.	California
Graph Comm International (UK Branch Office)	United Kingdom
Graphic Communications Holdings, Inc.	California
Graphic Communications Holdings, Inc. (Mexico Branch Office)	Mexico
International Paper (Netherlands) B.V.	Netherlands
MC xpedx, S. de R.L. de C.V.	Mexico
Oficina Central de Servicios, S. A. de C. V.	Mexico
Papelera Kif de Mexico, S. A. de C. V.	Mexico
Paper Corporation of America	Delaware
Servicios Resources for Uni-Worldwide, S.A. de C.V. (Mexico)	Mexico
Unisource Belgium BVBA	Belgium
Unisource Canada, Inc.	Canada
Unisource Global Solutions – Malaysia Sdn. Bhd.	Malaysia
Unisource Global Solutions – Singapore Pte. Ltd.	Singapore
Unisource International Holdings, Inc.	Delaware
Unisource International Holdings, Inc. Chengdu Rep Office	China
Unisource International Holdings, Inc. Shanghai Rep Office	China
Unisource International Holdings, Inc. Shenzhen Rep Office	China
Unisource International Holdings, Inc. Taiwan Rep Office	Taiwan
Unisource International Holdings Poland, Inc.	Delaware
Unisource International Holdings Poland, Inc. (Poland Branch Office)	Poland
Unisource International SA, Inc.	Delaware
Unisource Realty, Inc.	Delaware
Unisource Serviços Para Impressões Ltda.	Brazil
Unisource Sweden AB	Sweden
Unisource Trading (Shanghai) Co., Ltd	China
Unisource Trading (Shanghai) Co., Ltd – Shenzhen Branch	China
Unisource Worldwide, Inc.	Delaware
UWW Corporativos, S.A. de C.V. (Mexico)	Mexico
xpedx Holdings S.A.R.L.	Luxembourg
xpedx International Inc.	Delaware
xpedx, LLC	New York
xpedx Mexico Nominee Holdings S.A.R.L.	Luxembourg
xpedx, S.A. de C.V.	Mexico